FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

INTERNATIONAL TOWER HILL MINES LTD. (the “Issuer”)

Suite 1920 – 1188 West Georgia Street

Vancouver, BC, V6E 4A2

Phone:  604-683-6332 / Fax: 604-408-7499

Item 2.	Date of Material Change

April 6, 2010

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is April 6, 2010.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer closes the final tranche of CAD 30,000,000 non-brokered equity financing.

Item 5.	Full Description of Material Change

The Issuer reports that it has closed the final tranche of its non-brokered financing of 5,000,000 common shares of the Issuer at a price of CAD 6.00 per common share (the “Offering”) announced on March 16, 2010.  On April 6, 2010, the Issuer issued an aggregate of 664,210 common shares for aggregate gross proceeds of CAD 3,985,260 to AngloGold Ashanti (U.S.A.) Exploration Inc. under its preferential right to participate in accordance with its current equity interest in the Issuer.

The net proceeds from the Offering are anticipated to be used by the Issuer for the pre-feasibility study on the Livengood Gold project in Alaska and general working capital.

All common shares issued in the Offering will have a hold period in Canada of four months and a day from the closing of the Offering.  All common shares issued in the United States will be subject to resale restrictions under U.S. federal and state securities laws.

The common shares have not been and will not be registered under the U.S. Securities Act of 1933, as amended, (the “U.S. Securities Act”), or any applicable state securities laws, and may not be offered or sold in the United States absent such registration or pursuant to an applicable exemption from such registration requirements.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common shares, nor shall there be any offer or sale of the common shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This material change report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated completion of the Offering and the proposed use of the proceeds of the Offering by the Issuer, are forward-looking statements.  Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, risks associated with the timing and pricing of the Offering, completion of the Offering, regulatory approval/acceptance of the Offering, and the use of proceeds from the Offering.  Other risks and uncertainties are disclosed in the Issuer’s annual information form filed with certain Canadian securities commissions and its annual report on Form 40-F filed with the United States Securities and Exchange Commission, and other information released by the Issuer and filed with the appropriate regulatory agencies.  All of the Issuer's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Issuer’s mineral properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Jeffrey A. Pontius, President & CEO

Business Telephone No.: (303) 470-8700

Item 9.	Date of Report

April 9, 2010